Exhibit 10.2

[NAME]

LEAR CORPORATION

2009 LONG-TERM STOCK INCENTIVE PLAN

FORM OF PERFORMANCE SHARE TERMS AND CONDITIONS

1. DEFINITIONS. Any term capitalized herein, but not defined, shall have the meaning set forth in the Lear Corporation 2009 Long-Term Stock Incentive Plan (the “Plan”).

2. GRANT. In accordance with the terms of the Plan, the Company hereby grants to the Participant identified above a Performance Share Award (in the amount set forth in Section 6 hereof) subject to the terms and conditions set forth herein (the “Terms”).

3. PERFORMANCE PERIOD. The Performance Period for this Award shall be the three-year period commencing on January 1, 20     and ending on December 31, 20    .

4. PERFORMANCE MEASURE. The Award shall be based on two performance measures for the Performance Period: Adjusted Return on Invested Capital (“ROIC”) and Cumulative Pretax Income. Two-thirds (2/3) of the Award shall be based on ROIC and the remaining one-third (1/3) shall be based on Cumulative Pretax Income. ROIC is the Company’s adjusted return on invested capital based on adjusted operating income for the Performance Period. Adjusted operating income shall mean pretax income excluding interest, other expenses, restructurings and subject to adjustment for other special items as provided in the Plan. “Cumulative Pretax Income” is the Company’s cumulative net income for the Performance Period before a provision for income taxes.

The Company’s actual ROIC performance for the Performance Period will be determined by calculating the average of the actual ROIC performance for each of the years in the Performance Period.

5. PERFORMANCE GOALS.

Performance At	Performance Goals
	Adjusted Return on Invested Capital	Cumulative Pretax Income (millions)
Maximum	[goal]	[goal]
Target	[goal]	[goal]
Threshold	[goal]	[goal]

6. PERFORMANCE SHARES.

a. The number of Performance Shares earned by a Participant during the Performance Period shall be as follows:

Performance At	Performance Shares
	Adjusted Return on Invested Capital	Cumulative Pretax Income
Maximum
Target
Threshold

b. In the event that the Company’s actual performance does not meet threshold, Performance Shares shall not be earned.

c. If the Company’s actual performance is between “threshold” and “target,” the Performance Shares earned shall equal the Performance Shares for threshold plus the number of Performance Shares determined under the following formula:

(TAS - TS) x	AP - TP
TAP - TP

TAS =	The Performance Shares for target.

TS =	The Performance Shares for threshold.

AP =	The Company’s actual performance.

TP =	The threshold performance goal.

TAP =	The target performance goal.

e. If the Company’s actual performance is between “target” and “maximum,” the Performance Shares earned shall equal the Performance Shares for target plus the number of Performance Shares determined under the following formula:

(MS - TAS) x	AP - TAP
MP - TAP

MS =	The Performance Shares for maximum.

TAS =	The Performance Shares for target.

AP =	The Company’s actual performance.

TAP =	The target performance goal.

MP =	The maximum performance goal.

f. If the Company’s actual performance exceeds “maximum,” the Performance Shares earned shall equal the Performance Shares for maximum.

7. TIMING AND FORM OF PAYOUT. Except as hereinafter provided, after the end of the Performance Period, the Participant shall be entitled to receive a number of shares of the Company’s common stock, par value $.01 share (“Common Stock”), equal to his or her total number of Performance Shares determined under Section 6. Delivery of such shares of Common Stock shall be made in the calendar year next following the end of the Performance Period, as soon as administratively feasible after ROIC and Cumulative Pretax Income results are approved and certified by the Compensation Committee, but in no event later than December 31 of that year.

If the Company declares a cash dividend on its shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the Target number of Performance Shares credited to the Employee through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding levels of payment and forfeiture as the Participant’s Performance Shares awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that any Shares associated with the Participant’s Performance Shares are delivered (or forfeited at the time that the Employee’s Performance Shares are forfeited). For purposes of clarity, if the Maximum performance goal is achieved, the dividend Account will be paid at twice the amount of the Account at Target level, and if only the Threshold goal is achieved, the dividend Account will be paid at half the amount of the Account at Target level. The dividend Account for levels of performance in between the foregoing levels of performance will be paid at interpolated amounts in the proportions identified in Section 6 hereof. If no Performance Shares are earned, no amount in the Account will be paid.

8. TERMINATION OF EMPLOYMENT DUE TO END OF SERVICE, DEATH, DISABILITY, BY THE COMPANY WITHOUT CAUSE, OR BY THE PARTICIPANT FOR GOOD REASON. If a Participant ceases to be an employee prior to the end of the Performance Period by reason of End of Service, death, Disability, termination by the Company for any reason other than Cause, or, for a Participant who is a party to an employment or severance agreement with the Company, termination by the Participant for Good Reason (as defined in the Participant’s employment or severance agreement, as applicable), the Participant (or in the case of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive a number of shares of Common Stock the Participant would have been entitled to under Section 6 if he or she had remained employed until the last day of the Performance Period multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 20     through the date the Participant’s employment terminated and the denominator of which shall be 36, the total number of months in the Performance Period. Delivery of such shares of Common Stock shall be made in the calendar year next following the end of the Performance Period, as soon as administratively feasible after ROIC and Cumulative Pretax Income results are approved and certified by the Compensation Committee, but in no event later than December 31 of that year. For each Participant who is a party to an employment or severance agreement with the Company, for purposes of this Section 8, the term “Disability” shall mean “Incapacity” as defined in such Participant’s employment or severance agreement, as applicable. “End of Service” shall mean the date of a Participant’s retirement after attaining age 55 and completing ten years of service.

Any distribution made with respect to a Participant who has died shall be paid to the beneficiary designated by the Participant pursuant to Article 11 of the Plan to receive amounts payable under this Award. If the Participant’s beneficiary predeceases the Participant or no beneficiary has been properly designated, distribution of any amounts payable to the Participant under this Award shall be made to the Participant’s surviving spouse and if none, to the Participant’s estate.

9. TERMINATION OF EMPLOYMENT FOR ANY OTHER REASON. Except as provided in Section 8, the Participant must be an employee of the Company and/or an Affiliate continuously from the date of this Award until the last day of the Performance Period to be entitled to receive any amounts with respect to any Performance Shares he or she may have earned hereunder.

10. ASSIGNMENT AND TRANSFERS. The rights and interests of the Participant under this Award may not be assigned, encumbered or transferred except, in the event of the death of the Participant, by will or the laws of descent and distribution.

11. WITHHOLDING TAX. The Company and any Affiliate shall have the right to retain any amounts that are distributable to the Participant hereunder to the extent necessary to satisfy the minimum required withholding taxes, whether federal, state or local, triggered by the payment of any amounts under this Award.

12. NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

13. PLAN AND TERMS NOT A CONTRACT OF EMPLOYMENT. Neither the Plan nor these Terms is or are a contract of employment, and no terms of employment of the Participant shall be affected in any way by the Plan, these Terms or related instruments except as specifically provided therein. Neither the establishment of the Plan nor these Terms shall be construed as conferring any legal rights upon the Participant for a continuation of employment, nor shall it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

14. NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Participant, to its address set forth on the signature page hereto or, in each case, to such other address as may be designated in a notice given in accordance with this Section.

15. GOVERNING LAW. These Terms shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

16. INCENTIVE COMPENSATION RECOUPMENT POLICY. Notwithstanding any provision in the Plan or in these Terms to the contrary, the Award is subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

17. PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of these Terms conflict with the terms of the Plan document, the Plan document shall control.

5